Exhibit 10.47

June 5, 2006

Bonnie McConnell-Orofino

Senior Vice President,

General Manager of Tri-Channel Merchandising

Dear Bonnie:

In recognition of your sustained contribution to Restoration Hardware, Inc. (the “Company”), over a substantial period of time, I am pleased to offer you a one-time cash bonus of $100,000 (the “Long-Term Bonus”) and severance and other benefits on the terms described below.

Salary	Your annual base salary has been increased to $320,000, effective as of May 1, 2006

Bonus	You will receive the Long-Term Bonus, less applicable tax withholdings, in full on the first payroll date following the date on which you countersign this letter below. If you voluntarily resign or your employment is terminated for “Cause” as defined in Attachment A prior to the two-year anniversary of the date on which you countersigned this letter, you agree that you will reimburse the Company for a pro-rated share of the full amount of the bonus (before applicable withholdings), which shall be calculated by dividing (a) the number of days remaining in the two-year period beginning on the date on which you countersigned this letter, by (b) 730. If you are required to reimburse the Company for any amount of this bonus, any such due and unpaid amount may be offset by the Company against any amounts otherwise payable to you by the Company.

Management Incentive Program	For each fiscal year from and including Fiscal Year 2006, you will continue to be eligible to participate in the Management Incentive Program. Your bonus eligibility range for Fiscal Year 2006 will be from 8% of your base salary to up to 80% of your base salary depending upon your achievement of certain bonus threshold performance goals. Your target bonus amount will be 40% of your base salary. Your Long-Term Bonus referred to above does not reduce the amount of any other bonus that you may be entitled to receive pursuant to any of the Company’s other bonus programs, including the Management Incentive Program. Additional plan materials will be provided to you separately.

Stock Option Grant	You have been granted 20,000 stock options with an exercise price equal to $6.65, which was the fair market value of our common stock on June 1, 2006, the date on which the options were granted. The stock options will vest at 25% per year, over a four-year period, and have a ten-year term, with other terms being in accordance with the Company’s 1998 Stock Incentive Plan, as amended and restated October 9, 2002. In addition, you will continue to be eligible to receive options or other equity of the Company on an annual basis in accordance with the Company’s 1998 Stock Incentive

Plan, as amended and restated October 9, 2002. The type and amount of equity of the Company that you will be eligible to receive in any year in accordance with the Company’s 1998 Stock Incentive Plan generally will be consistent with the type and amount of equity that other similarly-situated senior officers of the Company will be eligible to receive in such year.

Severance	Should your employment be terminated by the Company “Not for Cause” as defined in Attachment A, you will receive salary continuation for a period of twelve (12) months from your termination date. In the event that you resign or your employment is terminated by the Company for Cause, or in the event of your death or “Disability” as defined in Attachment A, you will not be eligible to receive any severance pay. Your entitlement to any severance payments will be contingent upon your execution of the Company’s standard written release and expiration of any applicable revocation period set forth in the Company’s written release. Additional terms and conditions with respect to your severance benefits are set forth on Attachment A.

Change of Control	Should there be a “Change of Control” of the Company as defined in Attachment B and you, within 12 months thereafter, are subject to an “Involuntary Termination” as defined in Attachment B, you will receive, in lieu of any other severance pursuant to this letter agreement, salary continuation for a period of twelve (12) months from your termination date at the annual rate of your base salary. Your entitlement to any severance payments will be contingent upon your execution of the Company’s written release and expiration of any applicable revocation period to the written release. In addition, the severance payments and benefits to be provided upon an Involuntary Termination following a Change of Control are subject to the excise tax payment provisions set forth in Attachment B.

Non-Compete and Non-Solicitation	You acknowledge and agree that in your role at the Company, you acquire confidential and proprietary information belonging to the Company. To preserve and protect this information and the assets of the Company, and in consideration of the severance and benefits provided to you under this letter agreement, you agree not to work in a capacity that would compete directly with the Company, or solicit any employees or customers of the Company, for a period of one (1) year following the effective date of your resignation from or termination of employment by the Company for any reason, as set forth in Attachment C. In the event that you breach this provision, all severance and other benefits shall cease.

Miscellaneous Benefits	You will continue to be eligible for the other benefits you currently receive from the Company, including a car allowance of $500.00 per month.

Your employment with the Company remains “at-will” as provided in the Company’s policies and procedures for similarly situated executives. This means that employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without Cause. In addition, if any portion of this letter agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this letter agreement shall remain in full force and effect. In the event that the time period or scope of any provision in this letter agreement is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

We do not mean for this language to come across as impersonal, but rather it is standard practice for the Company to provide such information to existing or prospective employees when offering any new terms of employment in whole or in part.

This is the full and complete agreement between us with respect to the terms described herein. Although your job duties, title, compensation and benefits as well as the Company’s policies, practices and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.

Finally, the terms set forth in this letter are contingent on your agreement with the terms in this letter. I am enclosing two copies of this letter. If you agree to these terms, please sign and return one copy to me and keep the other copy for your files. This letter agreement shall be binding on the Company and you only if it is countersigned and returned to the Company within 30 days of the date of this letter.

Thank you for your contributions and long-term service to the Company. I am looking forward to sharing another year of successes together.

Sincerely,

Gary Friedman
Chairman, President and Chief Executive Officer

ð I understand and agree to the terms of this letter agreement:

Bonnie McConnell-Orofino	Date

cc:	Associate’s File

Attachment A

Severance. In the event that your employment is terminated Not for Cause (as defined below) by the Company, other than in connection with a “Change of Control” (as defined in Attachment B), you will be eligible to receive severance pay in the form of salary continuation for a period of twelve (12) months from your termination date with the Company at an annual rate equal to your base salary less applicable deductions and withholdings, payable in regular periodic payments in accordance with the Company’s policy. You acknowledge that except as expressly provided in this letter agreement, you will not receive any additional compensation, severance or benefits after your termination of employment. You agree and acknowledge that your right to receive the severance payments shall be conditioned upon your execution of a release agreement with the Company containing standard terms and conditions used by the Company at the time for a general release by a senior officer of all claims arising from the officer’s relationship with the Company. If you engage in any activity during the severance period that violates the terms of this letter agreement, including by engaging in any business activity competitive with the Company or its successors or assigns, all severance payments immediately shall cease. In the event that the Company terminates your employment for “Cause” (as defined below), or in the event you resign (other than in connection with an Involuntary Termination (as defined in Attachment B) within 12 months following a Change of Control) or your employment is terminated as a result of your death or “Disability” (as defined below), you shall not be entitled to receive any of the severance payments or benefits described above, and the Company shall pay you all compensation due and owing through the last day actually worked; thereafter the obligations of the Company under this letter agreement shall cease.

If you are subject to an Involuntary Termination within 12 months following a Change of Control, you will be eligible to receive severance pay in the form of salary continuation for a period of 12 months from your termination date with the Company at an annual rate equal to your base salary less applicable deductions and withholdings, payable in regular periodic payments in accordance with the Company’s policy. You agree and acknowledge that your right to receive the severance payments shall be conditioned upon your execution of a release agreement with the Company containing standard terms and conditions used by the Company at the time for a general release by a senior officer of all claims arising from the officer’s relationship with the Company. In addition, the severance payments to be provided upon an Involuntary Termination following a Change of Control are subject to the excise tax payment provisions set forth in Attachment B.

Definition of Cause and Not for Cause. The Company may terminate your employment for “Cause” if: (a) you exhibit persistent deficiencies in performance or gross incompetence, (b) you breach any material term of this letter agreement or any other written agreement you have with the Company, (c) you have been convicted of a felony involving fraud or dishonesty, (d) you intentionally and continually fail to substantially perform your reasonably assigned duties with the Company, which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to you specifying the manner in which you have failed substantially to perform, or (e) you intentionally engaged in conduct which is demonstrably and materially injurious to the Company (other than a failure resulting from your assignment of duties that would constitute an Involuntary Termination following a Change of Control; provided, that no termination of your employment shall be for Cause as set forth in clause (e) above until there shall have been delivered to you a copy of a written notice setting forth that you were guilty of the conduct set forth in clause (e)

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and specifying the particulars thereof in detail. No act, nor failure to act, on your part shall be considered “intentional” unless you have acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that your action or failure to act was in the best interest of the Company.

For purposes of this letter agreement, the term “Not for Cause” shall mean termination of your employment by the Company for reasons other than for “Cause.”

Disability. “Disability” shall mean that you are unable to carry out the responsibilities and functions of the position held by you by reason of any physical or mental impairment for more than 120 days in any twelve-month period. If you suffer from a Disability, then, to the extent permitted by law, the Company may terminate your employment. The Company shall pay to you all compensation to which you are entitled up through the date of termination, and thereafter all obligations of the Company under this letter agreement shall cease. Nothing in this letter agreement shall affect your rights under any disability plan in which you are a participant.

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Attachment B

Definitions:

“Involuntary Termination” shall mean the termination of your employment which occurs by reason of:

(i) your involuntary dismissal or discharge by the Company Not for Cause, or

(ii) your voluntary resignation within 45 days following one or more of the following events:

(A) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report,

(B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), other than a reduction that is similar in percentage or nature to a reduction generally applicable to all similarly-situated senior officers of the Company, or

(C) a relocation of your principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

“Change of Control” shall mean any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has Beneficial Ownership (as the term “beneficial ownership” is defined under Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of date this letter agreement, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, that if the appointment, election or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this letter agreement, be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization satisfies the conditions set forth in clauses (1) and (2) below (any transaction(s) meeting the requirements of clauses (1) and (2) below being referred to herein as “Non-Control Transactions”):

(1) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation;

(d) A complete liquidation or dissolution of the Company; or

(e) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); and

(f) Any other event that at least two-thirds of the Incumbent Board in its sole discretion shall determine constitutes a Change of Control.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur; provided further that no Change of Control shall be deemed to have occurred under (a) or (c) above merely because individuals and entities who, individually, as of the date of the letter agreement have Beneficial Ownership of at least 5% of the Voting Securities have, immediately after the transaction described in (a) or (c) above, Beneficial Ownership, in the aggregate, of more than 50% of the Voting Securities of the Company or successor or parent thereof if both (i) no one such individual or entity has, immediately after such a transaction, Beneficial Ownership of more than 50% and (ii) the transaction does not result in the Company or successor or parent thereof becoming a private company.

Notwithstanding anything contained in this letter agreement to the contrary, if your employment is terminated prior to a Change of Control and the Board of Directors of the Company determines that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who subsequently effectuates a Change of Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then, for all purposes of this letter agreement, the date of a Change of Control with respect to you shall mean the date immediately prior to the date of such termination of your employment.

Excise Tax Payments:

(1) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to you or for your benefit, paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise in connection with, or arising out of, your employment with the Company or a Change in Control (a “Payment” or “Payments”), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to you shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless you have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Determination (as hereinafter defined). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

(2) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by the accounting firm that is the Company’s independent accounting firm as of the date of the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and you within five (5) days after the termination date, if applicable, or such other time as requested by the Company or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by you with respect to a Payment or Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days after the delivery of the Determination to you, you shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and you, subject to the application of paragraph (3) below.

(3) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, you will be either greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitations contained in paragraph (1) above.

(a) If it is established, pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, you must repay such Excess Payment to the Company; provided, that no Excess Payment will be repaid by you to the Company unless, and only to the extent that, the repayment would either reduce the amount on which you are subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(b) In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within ten (10) days after such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to you until the date of payment.

Compliance with Section 409A:

This Agreement is intended to comply with Section 409A of the Code (as amplified by any IRS or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. You acknowledge that the Company, in the exercise of its sole discretion and without your consent, (i) may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any IRS or U.S. Treasury Department guidance and (ii) shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any IRS or U.S. Treasury Department guidance as the Company deems appropriate or advisable. In such event, any amounts or benefits under this Agreement to which you would otherwise be entitled during the six (6) month period following the termination of your employment will be paid on the first business day following the expiration of such six (6) month period. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

Attachment C

Confidential Information. You agree to hold in confidence for the benefit of the Company all secret or confidential information, knowledge or data, including proprietary information and trade secrets, relating to the Company and its businesses, which shall have been obtained by you prior to or in the course of your employment by the Company (“Confidential Information”), provided, however, that Confidential Information shall not retain its status as such if the Confidential Information (i) is publicly known through no act or omission by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party, or (iii) is known by you prior to receiving it from the Company, provided that such information is not subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party. You also shall have the right to disclose Confidential Information to the extent required by law, provided that you first give prompt written notice to the Company regarding the intention to make such disclosure and, provided, further, you request confidential treatment of such Confidential Information to the fullest extent permitted by law. Whether before or after termination of your employment with the Company, you shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information, other than to the Company and to those persons or entities designated by the Company or as otherwise is reasonably necessary for you to carry out you responsibilities as an executive of the Company.

You also represent and warrant and covenant that you shall not disclose to the Company, or use, or induce the Company to use, any confidential or proprietary information or trade secrets of others at any time, and you acknowledge and agree that any violation of this provision shall be grounds for your immediate termination for Cause and could subject you to substantial civil liabilities and criminal penalties. You further specifically and expressly acknowledge that no officer or other employee or representative of the Company has requested or instructed you to disclose or use any such third party confidential or proprietary information or trade secrets.

Restriction on Competition. You acknowledge and agree that in your role at the Company you shall acquire confidential and proprietary information belonging to the Company. To preserve and protect this information and the assets of the Company, including the goodwill and customers of the Company of which you will have an interest in your role as an employee and officer of the Company, or its subsidiaries, and to preserve and protect the goodwill and business interests of the Company going forward, and in consideration of the severance and benefits provided to you under the letter agreement, you agree that, for a period of one (1) year from your termination of employment for any reason (the “Restricted Period”), you will not directly or indirectly engage in, or have any ownership interest in, or participate in the financing operation, management or control of, any person, firm, corporation or business that engages in the Restricted Business of Restoration Hardware, Inc. “Restricted Business of Restoration Hardware, Inc.” is defined below.

Restrictions on Solicitation after Termination. In consideration of the severance and benefits provided to you under the letter agreement, you agree that, during the Restricted Period, you shall

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not, without the prior written consent of the Company, directly or indirectly, including, without limitation, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company (i) solicit or endeavor to entice away from the Company any person or entity who is, or during the then most recent 12-month period was, employed by, or had served as an agent or key consultant of the Company; (ii) solicit or endeavor to entice away from the Company any person or entity who is, or was within the then most recent 12-month period, a customer of the Company; (iii) attempt to solicit any business that is related to the business of the Company or any business that is competitive with the Company; or (iv) assist any person, firm, corporation or business that engages in the Restricted Business of Restoration Hardware, Inc. in taking such action set forth in clauses (i), (ii) or (iii). Furthermore, during the Restricted Period, you shall not, for yourself or for any other entity, hire or employ any person who is, or during the then most recent 12-month period was, employed by, or had served as an agent or key consultant of, the Company.

Definition of “Restricted Business of Restoration Hardware, Inc.” “Restricted Business of Restoration Hardware, Inc.” shall mean (a) a retail company, including without limitation, a subsidiary or business unit of such company, where an aggregate of 25% or more of its revenue (including revenue of any subsidiary or business unit) is derived from the home furnishings business, including without limitation, lighting, floor covering, furniture, hardware and tools, or hard goods business or (b) a manufacturer, supplier or other vendor that has a material vendor relationship with the Company.

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